Exhibit 99.1

NEWS RELEASE

OTC Disclosure & News Service

Chess Supersite Corporation’s Management confirms its participation in its Chess Stars’ tournament in Orlando, Florida on June 9-11. May 31st, 2017.

OTC Disclosure & News Service

Toronto, Ontario, May 31st, 2017 (GLOBE NEWSWIRE) - - http://www.globenewswire.com

Chess Supersite Corporation.
Info@chesssupersitecorp.com.

Chess Supersite Corporation:
Chess Supersite Corporation’s Management confirms its participation in its Chess Stars’ tournament in Orlando, Florida on June 9-11. This Tournament is organized with the Central Florida Chess Club. Chess Stars will have its own booth featuring "Choose Your Moves and Win" ™ contests.

Chess Supersite Corporation is an owner and operator of the www.chessstars.com - a comprehensive chess portal featuring state-of-the-art playing zone, broadcasts of the major tournaments, intuitive mega database, revolutionary “Choose Your Moves and Win” chess skilled contests (patent pending) and much more.

FOR IMMEDIATE RELEASE

Chess Supersite Corporation’s Management confirms its participation in its Chess Stars’ tournament in Orlando, Florida on June 9-11. This Tournament is organized together with the Central Florida Chess Club, which successfully had running this tournament under the name Sunshine Open. Chess Stars will have its own booth featuring "Choose Your Moves and Win" ™ Contests. It is the first time ever that the live chess tournament will have a new form of the chess competition – contests “Choose Your Moves and Win” offered to ALL participants as a part of their entry fee paid to participate in the main tournament.

Another enhancement is the use of four DGT electronic boards so the top four games will be broadcasted on our site.

After the last round there will be a formal Prize given ceremony, where the winners would receive awards for the main tournament featuring prizes for top Ladies and Seniors as well, plus Contests’ winners!

About Chess Supersite Corp.

Chess Supersite Corp., is a publicly traded company, trading symbol: CHZP on the OTC Market Group, whose primary business is the development and operation of the chess portal www.chesssupersite.com - a comprehensive chess portal featuring state-of-the-art playing zone, broadcasts of the major tournaments, intuitive mega database, chess skilled contests and much more. Additional information can be accessed on the company's website www.chesssupersitecorp.com

Forward-Looking Statements Disclaimer: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by the following words: "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "ongoing," "plan," "potential," "predict," "project," "should," "will," "would," or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements are not a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this press release. This press release should be considered in light of all filings of the Company that are contained in the Edgar Archives of the Securities and Exchange Commission at www.sec.gov.

Contact:
Chess Supersite Corporation.
www.chesssupersitecorp.com
1131A Leslie Street, Suite 101
Toronto, Ontario, M3C 3L8, Canada
Ph: 416-441-4631.